EXHIBIT 99.1
NOBLE CORPORATION ANNOUNCES
OFFERING OF SENIOR NOTES
     SUGAR LAND, Texas, May 23, 2006 — Noble Corporation (NYSE: NE) announced today that it has commenced an offering of $300 million total aggregate principal amount of its Senior Notes due 2013.
     The Company intends to apply the net proceeds from the offering toward the prepayment of $135 million of long-term debt plus accrued interest under the Company’s unsecured revolving bank credit facility and for general corporate purposes.
     The Company is offering the notes to the public by a prospectus supplement and prospectus, which is part of a registration statement declared effective by the U.S. Securities and Exchange Commission. Goldman, Sachs & Co. is acting as the book-running manager, and Simmons & Company International is co-manager.
     Copies of the prospectus supplement and prospectus may be obtained from Goldman, Sachs & Co. at 85 Broad Street, Attention: Prospectus Department, New York, New York 10004 (tel: 212-902-1000).
     This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. Offers of securities will be made only by means of a prospectus supplement and prospectus filed with the U.S. Securities and Exchange Commission.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 62 mobile
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offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 43 jackups and three submersibles. The fleet count includes two F&G JU-2000E enhanced premium newbuild jackups under construction, with scheduled delivery of the first unit in the third quarter of 2007 and the second unit in first quarter of 2008. As previously announced, these units have been contracted. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa and India. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
NC-377
5/23/06
For additional information, contact:
Lee M. Ahlstrom, Vice President — Investor Relations and Planning,
Noble Drilling Services Inc.
Noble Corporation, 281-276-6100